Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

LyondellBasell Reports Third-Quarter 2012 Results;

And Announces $2.75 per share Special Dividend

Third-Quarter 2012 Highlights

•	$851 million income from continuing operations or $1.47 diluted earnings per share

•	Third-quarter EBITDA of $1,565 million

•	Olefins margins in North America remain robust; approximately 85 percent of ethylene production sourced from natural gas liquids (NGLs)

•	Intermediates and Derivatives achieved record performance

•	Announced $2.75 per share special dividend in addition to the regular $0.40 per share interim dividend

•	LyondellBasell joins S&P 500 index

ROTTERDAM, Netherlands, Oct. 26, 2012 – LyondellBasell Industries (NYSE: LYB) today announced earnings for the third quarter 2012 of $851 million, or $1.47 per share. Third-quarter 2012 EBITDA was $1,565 million, inclusive of a $71 million reversal of a non-cash, lower of cost or market inventory valuation adjustment recognized in the second quarter 2012.

Comparisons with the prior quarter and third quarter 2011 are shown below:

Table 1 - Earnings Summary(a)

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars (except share data)	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Sales and other operating revenues	$11,273	$11,248	$12,516	$34,255	$37,202
Net income(a)	844	768	895	2,211	2,358
Income from continuing operations	851	768	912	2,213	2,445
Diluted earnings per share (U.S. dollars):
Net income(b)	1.46	1.33	1.51	3.83	4.12
Income from continuing operations	1.47	1.33	1.54	3.83	4.27
Diluted share count (millions)	577	577	575	577	570
EBITDA(c)	1,565	1,774	1,806	4,567	4,819
EBITDA excluding LCM inventory valuation adjustments	1,494	1,845	1,806	4,567	4,819

(a)	Includes net loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 11.
(b)	Includes diluted loss per share attributable to discontinued operations.
(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to income from continuing operations.

Net income in the third quarter 2012 increased from the second quarter 2012 as a result of lower interest and financing charges.

LyondellBasell Industries www.lyondellbasell.com

Third quarter 2012 EBITDA was lower than the second quarter 2012, primarily due to lower margins in European olefins. Second quarter 2012 results included $100 million from a hurricane insurance settlement.

Results also reflect the following charges and benefits:

Table 2 - Charges (Benefits) Included in Income from Continuing Operations

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars (except share data)	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$329	$—	$329	$12
Reorganization items	—	—	—	(5)	30
Corporate restructurings	—	—	14	—	75
Impairments	—	—	19	22	23
Sale of precious metals	—	—	—	—	(41)
Warrants - mark to market	—	—	(22)	10	31
Insurance settlement	—	(100)	—	(100)	(34)
Legal recovery	(24)	—	—	(24)	—
Environmental accruals	—	—	—	—	16
Asset retirement obligation	—	—	10	—	10
Lower of cost or market inventory adjustment	(71)	71	—	—	—
Total pretax charges (benefits)	(95)	300	21	232	122
Provision for (benefit from) income tax related to these items	35	(109)	(5)	(79)	(15)
After-tax effect of net charges (credits)	$(60)	$191	$16	$153	$107
Effect on diluted earnings per share	$0.11	$(0.33)	$(0.03)	$(0.25)	$(0.18)

“LyondellBasell continues to perform strongly in a volatile economic environment. We are pleased with the third quarter and year-to-date results as the company advances its strategy. Although the outlook for the global economy is uncertain, we remain focused on safe and reliable operations, continuously improving our cost structure and disciplined growth. Our robust cash generation has allowed us to further reward shareholders through our regular interim dividend of $0.40 per share plus a special dividend of $2.75 per share. The company’s dramatic financial improvement over the last couple of years and our significant position within the chemical industry were acknowledged by our recent inclusion in the S&P 500 index,” said Jim Gallogly, LyondellBasell Chief Executive Officer.

“During the third quarter, our segments generally performed well, and results were consistent with their specific business environments and geographic exposures. Our olefins and polyolefins business in North America continues to provide excellent results. In addition to stable NGL price trends throughout the third quarter, our olefins plants utilization exceeded 100 percent of nameplate capacity. The olefins and polyolefins segment results for Europe, Asia and International (EAI) reflected weak European economic conditions; however, polyolefin sales volumes improved versus the second quarter. Our Intermediates and Derivatives business continues to demonstrate steady performance with exceptional third-quarter oxyfuels results. Refining margins improved in line with the change in industry spreads, but operating limitations at the Houston refinery during the quarter impacted crude processing rates,” Gallogly said.

LyondellBasell Industries www.lyondellbasell.com	2

“Our previously-announced growth projects remain on schedule. We have initiated a review of additional olefins debottleneck projects targeted to capitalize on the advantage of favorable North American NGL prices,” Gallogly indicated.

OUTLOOK

“We have historically experienced a fourth quarter seasonal slowdown in certain of our segments. While we expect this to recur, we do not expect a slowdown of the severity experienced in 2011,” Gallogly said.

“In North America olefins, we believe that margins will remain strong as fundamental drivers remain intact. We do not expect to see the rapid increase in ethane prices experienced in 2011. Conversely, we expect European olefins and polyolefin results to remain weak in the fourth quarter. However, the differentiated areas of Olefins and Polyolefins – EAI, including polypropylene compounding and joint ventures are expected to remain steady. Thus far in the quarter, Intermediates and Derivatives segment margins have held firm except oxyfuel margins which have seasonally declined. We have one of our German crackers and a U.S. PO/TBA plant finishing turnarounds during the quarter. The Houston refinery is currently operating at normal rates,” Gallogly added.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell operates in five business segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – EAI; 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3 - O&P–Americas Financial Overview

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Operating income	$738	$700	$598	$1,957	$1,527
EBITDA	820	776	672	2,194	1,733
EBITDA excluding LCM inventory valuation adjustments	749	847	672	2,194	1,733

Three months ended September 30, 2012 versus three months ended June 30, 2012 – O&P-Americas segment EBITDA increased $44 million in the third quarter 2012 versus the second quarter 2012. Excluding the second quarter 2012 hurricane insurance settlement of $29 million and the impact of the $71 million non-cash lower of cost or market (LCM) reversal in the third quarter 2012 to offset the second quarter 2012 LCM inventory valuation charge, underlying EBITDA declined by $69 million. Compared to the prior period, underlying olefins results decreased primarily due to a decline in margins

LyondellBasell Industries www.lyondellbasell.com	3

resulting from lower ethylene and co-products prices from naphtha cracking. Ethylene production volume increased as our olefins plants utilization exceeded 100 percent of nameplate capacity. Combined polyolefin results decreased by approximately $25 million from the second quarter 2012 primarily due to lower margins. Polyolefin sales volumes increased approximately 7 percent from the prior quarter. During the third quarter, the segment received $10 million in dividends from the Indelpro joint venture.

Three months ended September 30, 2012 versus three months ended September 30, 2011 – O&P-Americas results increased $148 million in the third quarter 2012 versus the third quarter 2011. Excluding the impact of the $71 million non-cash LCM reversal in the third quarter 2012 which offset the prior quarter LCM inventory valuation charge, underlying EBITDA increased by $77 million compared to the same period in 2011. Olefins results increased approximately $30 million compared to the prior year period as a result of higher olefins sales more than offsetting a 2 cents per pound decline in margin. Combined polyolefin results improved by approximately $50 million primarily due to improved polyethylene margins. The segment received $10 million in dividends from its Indelpro joint venture in the third quarters of 2012 and 2011.

Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 4 - O&P–EAI Financial Overview

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Operating income	$15	$203	$130	$221	$508
EBITDA	75	335	247	511	849

Three months ended September 30, 2012 versus three months ended June 30, 2012 – O&P-EAI segment EBITDA decreased $260 million in the third quarter 2012 versus the second quarter 2012. Olefins results decreased approximately $210 million from the second quarter 2012, returning the business to approximately breakeven performance which is more reflective of the prevailing industry and economic environment than the strong second quarter results. Olefins production volumes declined in the third quarter 2012 due to a turnaround at Wesseling, Germany. Combined polyolefin results increased approximately $10 million compared to the second quarter primarily driven by approximately a 20 percent increase in polypropylene sales volumes. Polypropylene compounds and polybutene-1 results increased approximately $20 million from the second quarter 2012 mainly driven by margins improvement. The segment did not receive any joint venture dividends in the third quarter 2012 compared to $59 million in the second quarter.

LyondellBasell Industries www.lyondellbasell.com	4

Three months ended September 30, 2012 versus three months ended September 30, 2011 – O&P-EAI segment EBITDA declined $172 million versus the third quarter 2011. Olefins results declined by approximately $140 million, primarily as a result of lower margins. Production volume was lower in the third quarter 2012 versus the corresponding period in 2011 due to a turnaround at Wesseling, Germany. Polyolefin results increased by approximately $15 million primarily as a result of higher polypropylene margins in the third quarter 2012. Polypropylene compounds and polybutene-1 results were approximately $15 million higher than the prior year due to higher margins. The third quarter in 2011 included $45 million related to dividend payments from joint ventures.

Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls, ethylene oxide and its derivatives, and oxyfuels.

Table 5 - I&D Financial Overview

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Operating income	$424	$390	$368	$1,184	$971
EBITDA	475	455	417	1,348	1,157

Three months ended September 30, 2012 versus three months ended June 30, 2012 – I&D segment EBITDA increased $20 million versus the second quarter 2012. Results for PO, PO derivatives, and intermediate chemicals were relatively unchanged. Oxyfuels results increased by approximately $60 million, driven by higher sales volumes and stronger margins in the third quarter 2012 compared to the prior period. Oxyfuels margins gained strength as the crude oil-to-natural gas spread expanded in the third quarter 2012. Second quarter 2012 EBITDA included an $18 million insurance settlement and $14 million of dividends from our Asian PO joint ventures.

Three months ended September 30, 2012 versus three months ended September 30, 2011 – I&D EBITDA increased $58 million compared to the third quarter 2011. Intermediate chemicals results decreased approximately $30 million versus the prior year period mainly due to lower margins in the derivatives businesses. The third quarter 2011 prices benefitted from several competitor outages. Oxyfuels results improved approximately $80 million in the 2012 period primarily as a result of stronger margins.

LyondellBasell Industries www.lyondellbasell.com	5

Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 6 - Refining Financial Overview

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Operating income	$114	$124	$390	$248	$806
EBITDA	150	161	427	359	910

Three months ended September 30, 2012 versus three months ended June 30, 2012 – Refining segment EBITDA decreased $11 million versus the second quarter 2012. The Houston refinery operated at 240,000 barrels per day, down 27,000 barrels per day from the prior quarter due to a reduction in throughput resulting from certain operating limitations. The Maya 2-1-1 benchmark crack spread increased $3.49 per barrel to $26.65 per barrel in the third quarter 2012. Relative to the benchmark spread, results continue to be negatively impacted from depressed by-product values such as petroleum coke and various natural gas based products. The refining segment benefitted in the third quarter from $24 million of restitution related to a former employee’s fraudulent activities and in the second quarter from $53 million related to a hurricane insurance settlement.

Three months ended September 30, 2012 versus three months ended September 30, 2011 – Refining segment EBITDA decreased $277 million versus the third quarter 2011 due to fewer opportunities to purchase discounted crude oils, reduced by-product values, and a 29,000 barrels-per-day throughput decline. Throughput decline negatively impacted the third quarter 2012 by approximately $25 million while lower by-products values, such as petroleum coke and various natural gas based products, had a negative impact of approximately $90 million. The refining segment also benefitted from $24 million of restitution in the third quarter 2012 related to a former employee’s fraudulent activities.

Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7 - Technology Financial Overview

	Three Months Ended			Nine Months Ended September 30,
Millions of U.S. dollars	September 30, 2012	June 30, 2012	September 30, 2011
				2012	2011
Operating income	$31	$30	$7	$99	$96
EBITDA	48	49	45	154	178

Three months ended September 30, 2012 versus three months ended June 30, 2012 – Results were relatively unchanged.

Three months ended September 30, 2012 versus three months ended September 30, 2011 – Results were relatively unchanged.

LyondellBasell Industries www.lyondellbasell.com	6

Liquidity

Company liquidity, defined as cash and cash equivalents plus funds available through established lines of credit, was approximately $6.8 billion on Sept. 30, 2012. The company’s cash balance was approximately $3.5 billion on Sept. 30, 2012.

Capital Spending

Capital expenditures, including maintenance turnarounds, catalyst and information technology-related expenditures, were $267 million in the third quarter 2012.

CONFERENCE CALL

LyondellBasell will host a conference call and webcast to discuss these results today at 11 a.m. ET. Participating on the call will be Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 800-369-1609. For international numbers, please go to the company website, www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 4807902.

A replay of the call will be available from 2 p.m. ET Oct. 26 until 11 p.m. ET on Nov. 26. The replay dial-in numbers are 800-839-5569 (U.S.) and +1 402-998-1150 (international). The pass code for each is 9511. The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

# # #

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500 Index. LyondellBasell (www.lyondellbasell.com) manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological

LyondellBasell Industries www.lyondellbasell.com	7

developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2011, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We have included EBITDA in this press release. EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. For purposes of this release, EBITDA means net income before net interest expense, income taxes, depreciation and amortization, reorganization items, income from equity investments, income (loss) attributable to non-controlling interests, net income (loss) from discontinued operations, plus joint venture dividends, as adjusted for other items management does not believe are indicative of the Company’s underlying results of operations such as impairment charges, asset retirement obligations and the effect of mark-to-market accounting on our warrants. The specific items for which EBITDA is adjusted in each applicable reporting period may only be relevant in certain periods and are disclosed in the reconciliation of non-GAAP financial measures table. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternatives to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of non-GAAP financial measures are provided in Table 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

###

Source: LyondellBasell Industries

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

LyondellBasell Industries www.lyondellbasell.com	8

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,572	$4,010	$3,875	$3,423	$14,880	$3,349	$3,283	$3,217	$9,849
Olefins & Polyolefins - Europe, Asia, International	3,988	4,292	3,954	3,357	15,591	3,898	3,575	3,448	10,921
Intermediates & Derivatives	2,331	2,536	2,491	2,142	9,500	2,485	2,285	2,637	7,407
Refining	2,867	3,996	3,955	2,888	13,706	3,203	3,496	3,272	9,971
Technology	139	126	129	112	506	119	115	124	358
Other/elims	(1,517)	(1,654)	(1,888)	(941)	(6,000)	(1,320)	(1,506)	(1,425)	(4,251)

Continuing Operations	$11,380	$13,306	$12,516	$10,981	$48,183	$11,734	$11,248	$11,273	$34,255

Discontinued Operations	$872	$736	$781	$463	$2,852	$145	$42	$56	$243

Operating income (loss):
Olefins & Polyolefins - Americas	$421	$508	$598	$328	$1,855	$519	$700	$738	$1,957
Olefins & Polyolefins - Europe, Asia, International	175	203	130	(73)	435	3	203	15	221
Intermediates & Derivatives	276	327	368	185	1,156	370	390	424	1,184
Refining	158	258	390	3	809	10	124	114	248
Technology	66	23	7	11	107	38	30	31	99
Other	(1)	(9)	—	(15)	(25)	—	2	6	8

Continuing Operations	$1,095	$1,310	$1,493	$439	$4,337	$940	$1,449	$1,328	$3,717

Discontinued Operations	$(30)	$(45)	$(26)	$(238)	$(339)	$6	$(15)	$(8)	$(17)

Depreciation and amortization:
Olefins & Polyolefins - Americas	$58	$59	$64	$65	$246	$65	$71	$69	$205
Olefins & Polyolefins - Europe, Asia, International	57	66	69	70	262	69	69	63	201
Intermediates & Derivatives	44	48	46	48	186	47	48	49	144
Refining	32	35	37	49	153	38	37	36	111
Technology	24	16	21	23	84	18	19	18	55
Other	—	—	—	—	—	—	—	1	1

Continuing Operations	$215	$224	$237	$255	$931	$237	$244	$236	$717

Discontinued Operations	$—	$—	$—	$—	$—	$—	$—	$—	$—

EBITDA: (a)
Olefins & Polyolefins - Americas	$484	$577	$672	$407	$2,140	$598	$776	$820	$2,194
Olefins & Polyolefins - Europe, Asia, International	329	273	247	45	894	101	335	75	511
Intermediates & Derivatives	321	419	417	235	1,392	418	455	475	1,348
Refining	190	293	427	67	977	48	161	150	359
Technology	91	42	45	36	214	57	49	48	154
Other	5	(11)	(2)	(24)	(32)	6	(2)	(3)	1

Continuing Operations	$1,420	$1,593	$1,806	$766	$5,585	$1,228	$1,774	$1,565	$4,567

Discontinued Operations	$(18)	$(40)	$(18)	$(230)	$(306)	$8	$(15)	$(9)	$(16)

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$66	$138	$149	$72	$425	$102	$135	$126	$363
Olefins & Polyolefins - Europe, Asia, International	42	37	46	110	235	60	39	60	159
Intermediates & Derivatives	5	15	26	55	101	18	24	44	86
Refining	96	49	45	34	224	38	27	24	89
Technology	7	3	8	8	26	9	8	12	29
Other	1	10	—	6	17	2	3	1	6

Total	217	252	274	285	1,028	229	236	267	732
Deferred charges included above	(1)	—	(2)	(4)	(7)	(1)	(3)	(1)	(5)

Continuing Operations	$216	$252	$272	$281	$1,021	$228	$233	$266	$727

Discontinued Operations	$5	$9	$7	$8	$29	$—	$—	$—	$—

(a)	See Table 9 for a reconciliation of total EBITDA to income from continuing operations.

LyondellBasell Industries www.lyondellbasell.com	9

Table 9 - Reconciliation of EBITDA to Income from Continuing Operations

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Segment EBITDA:
Olefins & Polyolefins - Americas	$484	$577	$672	$407	$2,140	$598	$776	$820	$2,194
Olefins & Polyolefins - Europe, Asia, International	329	273	247	45	894	101	335	75	511
Intermediates & Derivatives	321	419	417	235	1,392	418	455	475	1,348
Refining	190	293	427	67	977	48	161	150	359
Technology	91	42	45	36	214	57	49	48	154
Other	5	(11)	(2)	(24)	(32)	6	(2)	(3)	1

Total EBITDA	1,420	1,593	1,806	766	5,585	1,228	1,774	1,565	4,567
Adjustments to EBITDA:
Legal recovery	—	—	—	—	—	—	—	(24)	(24)
Lower of cost or market inventory adjustment	—	—	—	—	—	—	71	(71)	—
Sale of precious metals	—	(41)	—	—	(41)	—	—	—	—
Corporate restructurings	—	61	14	18	93	—	—	—	—
Environmental accruals	—	16	—	—	16	—	—	—	—
Settlement related to Houston refinery crane incident	—	—	—	(15)	(15)	—	—	—	—
Insurance settlement	(34)	—	—	—	(34)	—	(100)	—	(100)

Total Adjusted EBITDA	1,386	1,629	1,820	769	5,604	1,228	1,745	1,470	4,443
Add:
Income from equity investments	58	73	52	33	216	46	27	32	105
Deduct:
Adjustments to EBITDA	34	(36)	(14)	(3)	(19)	—	29	95	124
Depreciation and amortization	(215)	(224)	(237)	(255)	(931)	(237)	(244)	(236)	(717)
Impairment charges	—	(4)	(19)	—	(23)	(22)	—	—	(22)
Asset retirement obligation	—	—	(10)	—	(10)	—	—	—	—
Reorganization items	(2)	(28)	—	(15)	(45)	5	(1)	—	4
Interest expense, net	(155)	(164)	(146)	(542)	(1,007)	(95)	(409)	(67)	(571)
Joint venture dividends received	(96)	(11)	(55)	(44)	(206)	(14)	(73)	(10)	(97)
Provision for income taxes	(263)	(388)	(506)	98	(1,059)	(301)	(306)	(435)	(1,042)
Non-controlling interests	(3)	(1)	—	(3)	(7)	(1)	(2)	(2)	(5)
Fair value change in warrants	(59)	6	22	(6)	(37)	(10)	—	(1)	(11)
Other	(3)	(1)	5	(5)	(4)	(5)	2	5	2

Income from continuing operations	682	851	912	27	2,472	594	768	851	2,213
Adjustments to EBITDA	(34)	36	14	3	19	—	(29)	(95)	(124)
Premiums and charges on early repayment of debt	—	12	—	431	443	—	329	—	329
Reorganization items	2	28	—	15	45	(5)	—	—	(5)
Asset retirement obligation	—	—	10	—	10	—	—	—	—
Fair value change in warrants	59	(6)	(22)	6	37	10	—	—	10
Impairment charges	—	4	19	—	23	22	—	—	22
Tax impact of net income (loss) adjustments	11	(21)	(5)	(154)	(169)	(5)	(109)	35	(79)

Adjusted income from continuing operations	$720	$904	$928	$328	$2,880	$616	$959	$791	$2,366

Earnings (loss) per share:
Diluted earnings per share – continuing operations	$1.19	$1.46	$1.54	$0.05	$4.32	$1.03	$1.33	$1.47	$3.83
Adjustments to continuing operations	0.07	0.09	0.03	0.52	0.69	0.04	0.32	(0.11)	0.25

Adjusted diluted earnings per share	$1.26	$1.55	$1.57	$0.57	$5.01	$1.07	$1.65	$1.36	$4.08

LyondellBasell Industries www.lyondellbasell.com	10

Table 10 - Selected Segment Operating Information

	2011					2012
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,089	1,929	2,134	2,201	8,353	1,988	2,134	2,401	6,523
Propylene produced	769	556	838	744	2,907	533	615	633	1,781
Polyethylene sold	1,405	1,377	1,368	1,343	5,493	1,448	1,316	1,434	4,198
Polypropylene sold	585	611	635	640	2,471	650	634	651	1,935
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.60	102.34	89.54	94.06	95.11	103.03	93.35	92.20	96.16
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	107.83	118.34	112.46	110.81	112.40	119.85	108.24	109.36	112.44
Natural gas (USD per million BTUs)	4.19	4.43	4.31	3.64	4.14	2.65	2.33	2.92	2.63
U.S. weighted average cost of ethylene production (cents/pound)	32.6	33.8	34.3	41.6	35.6	28.5	18.4	19.7	22.2
U.S. ethylene (cents/pound)	49.3	57.5	55.8	54.4	54.3	54.9	46.9	45.4	49.1
U.S. polyethylene [high density] (cents/pound)	61.7	68.7	63.0	59.7	63.3	67.0	63.0	59.3	63.1
U.S. propylene (cents/pound)	71.7	87.3	76.5	57.8	73.3	67.2	64.2	49.8	60.4
U.S. polypropylene [homopolymer] (cents/pound)	89.3	99.7	90.2	70.7	87.5	81.2	76.7	63.8	73.9

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	997	999	926	807	3,729	947	930	802	2,679
Propylene produced	608	631	560	487	2,286	577	562	493	1,631
Polyethylene sold	1,305	1,279	1,349	1,210	5,143	1,316	1,137	1,253	3,706
Polypropylene sold	1,551	1,494	1,489	1,543	6,077	1,541	1,337	1,633	4,511
Benchmark Market Prices
Western Europe weighted average cost of ethylene production (€0.01 per pound)	34.7	35.4	37.3	38.5	36.5	45.4	31.7	39.6	38.9
Western Europe ethylene (€0.01 per pound)	52.0	54.7	50.3	49.7	51.7	55.1	58.6	53.1	55.6
Western Europe polyethylene [high density] (€0.01 per pound)	55.9	59.3	54.0	52.5	55.4	58.6	60.9	57.2	58.9
Western Europe propylene (€0.01 per pound)	50.8	55.3	50.2	46.5	50.7	50.1	54.1	47.6	50.6
Western Europe polypropylene [homopolymer] (€0.01 per pound)	61.3	63.8	57.0	53.0	58.8	57.9	60.4	56.1	58.1
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	838	791	758	716	3,103	828	800	833	2,461
Ethylene oxide and derivatives	288	277	281	254	1,100	312	275	311	898
Styrene monomer	852	817	714	682	3,065	704	678	798	2,180
Acetyls	439	417	411	370	1,637	489	444	499	1,433
TBA Intermediates	485	459	433	418	1,795	462	448	441	1,351
Volumes (million gallons)
MTBE/ETBE	191	195	227	205	818	205	189	256	650
Benchmark Market Margins
MTBE - Northwest Europe (cents per gallon)	58.9	92.7	94.1	87.0	83.1	125.1	122.0	149.9	132.5
Refining
Volumes
Heavy crude oil processing rate (thousands of barrels per day)	258	263	269	262	263	259	267	240	255
Benchmark Market Margins
Light crude oil - 2-1-1	6.00	10.28	9.54	5.26	7.80	9.34	14.04	14.71	12.71
Light crude oil - Maya differential	17.87	15.50	13.99	7.45	13.76	10.81	9.12	11.94	10.56

Note - Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

Source: IHS, Bloomberg, LyondellBasell Industries

LyondellBasell Industries www.lyondellbasell.com	11

Table 11 - Unaudited Income Statement Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Sales and other operating revenues	$11,380	$13,306	$12,516	$10,981	$48,183	$11,734	$11,248	$11,273	$34,255
Cost of sales	10,037	11,704	10,734	10,257	42,732	10,532	9,561	9,670	29,763
Selling, general and administrative expenses	215	236	236	231	918	223	201	236	660
Research and development expenses	33	56	53	54	196	39	37	39	115

Operating income	1,095	1,310	1,493	439	4,337	940	1,449	1,328	3,717
Income from equity investments	58	73	52	33	216	46	27	32	105
Interest expense, net	(156)	(163)	(146)	(542)	(1,007)	(95)	(409)	(67)	(571)
Other income (expense), net	(50)	47	19	14	30	(1)	8	(7)	—

Income before income taxes and reorganization items	947	1,267	1,418	(56)	3,576	890	1,075	1,286	3,251
Reorganization items	(2)	(28)	—	(15)	(45)	5	(1)	—	4

Income (loss) before taxes	945	1,239	1,418	(71)	3,531	895	1,074	1,286	3,255
Provision for (benefit from) income taxes	263	388	506	(98)	1,059	301	306	435	1,042

Income from continuing operations	682	851	912	27	2,472	594	768	851	2,213
Income (loss) from discontinued operations, net of tax	(22)	(48)	(17)	(245)	(332)	5	—	(7)	(2)

Net income (loss)	660	803	895	(218)	2,140	599	768	844	2,211
Net loss attributable to non-controlling interests	3	1	—	3	7	1	2	2	5

Net income (loss) attributable to the Company shareholders	$663	$804	$895	$(215)	$2,147	$600	$770	$846	$2,216

LyondellBasell Industries www.lyondellbasell.com	12

Table 12 - Unaudited Cash Flow Information

	2011					2012
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	YTD
Net cash provided by operating activities	$221	$1,026	$1,531	$91	$2,869	$921	$509	$2,047	$3,477
Net cash used in investing activities	(216)	(435)	(320)	(50)	(1,021)	(185)	(245)	(266)	(696)
Net cash provided by (used in) financing activities	28	(327)	(118)	(4,547)	(4,964)	(148)	50	(239)	(337)

LyondellBasell Industries www.lyondellbasell.com	13

Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012	June 30, 2012	September 30, 2012
Cash and cash equivalents	$4,383	$4,687	$5,609	$1,065	$1,670	$1,950	$3,527
Restricted cash	—	250	292	53	9	14	19
Accounts receivable, net	4,764	4,901	4,038	3,778	4,209	3,888	4,083
Inventories	5,726	5,577	5,682	5,499	5,208	5,759	5,234
Prepaid expenses and other current assets	1,100	1,098	1,097	1,040	1,002	755	532

Total current assets	15,973	16,513	16,718	11,435	12,098	12,366	13,395
Property, plant and equipment, net	7,440	7,569	7,363	7,333	7,426	7,237	7,412
Investments and long-term receivables:
Investment in PO joint ventures	444	436	422	412	415	411	405
Equity investments	1,586	1,654	1,594	1,559	1,605	1,521	1,581
Related party receivable	14	19	4	4	4	—	—
Other investments and long-term receivables	66	63	67	68	72	70	361
Goodwill	615	621	598	585	595	576	585
Intangible assets, net	1,344	1,310	1,237	1,177	1,149	1,103	1,073
Other assets, net	274	290	264	266	245	261	292

Total assets	$27,756	$28,475	$28,267	$22,839	$23,609	$23,545	$25,104

Current maturities of long-term debt	$253	$2	$2	$4	$—	$—	$—
Short-term debt	51	50	49	48	42	48	47
Accounts payable	4,099	3,999	3,307	3,414	3,545	3,004	3,297
Accrued liabilities	1,711	1,613	1,505	1,242	1,049	915	1,177
Deferred income taxes	321	315	315	310	310	277	304

Total current liabilities	6,435	5,979	5,178	5,018	4,946	4,244	4,825
Long-term debt	5,805	5,813	5,782	3,980	3,984	4,305	4,305
Other liabilities	2,043	2,110	2,021	2,277	2,281	2,208	2,153
Deferred income taxes	760	947	1,204	917	1,035	1,245	1,460
Stockholders’ equity	12,671	13,579	14,025	10,593	11,310	11,492	12,312
Non-controlling interests	42	47	57	54	53	51	49

Total liabilities and stockholders’ equity	$27,756	$28,475	$28,267	$22,839	$23,609	$23,545	$25,104

LyondellBasell Industries www.lyondellbasell.com	14